EXHIBIT 99.1

PRESS RELEASE

Contact:
James R. Brannen
President and Chief Executive Officer
First Seacoast Bancorp
(603) 742-4680

First Seacoast Bancorp Announces Expected Closing Date of Conversion Transaction

Dover, NH; January 13, 2023 – First Seacoast Bancorp (Nasdaq: FSEA), the holding company for First Seacoast Bank, announced today that all regulatory approvals have been received to close the conversion of First Seacoast Bancorp, MHC from mutual to stock form and the related stock offering by First Seacoast Bancorp, Inc., the proposed new stock holding company for First Seacoast Bank.

Closing is expected to occur after the close of business on January 19, 2023.  First Seacoast Bancorp, Inc.’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “FSEA” on January 20, 2023.

As a result of the subscription offering, the community offering and the syndicated community offering, First Seacoast Bancorp, Inc. expects to sell a total of 2,805,000 shares of its common stock (the minimum of the offering range) at a price of $10.00 per share, which includes 224,400 shares to be sold to First Seacoast Bank’s Employee Stock Ownership Plan.  All valid stock orders submitted by eligible purchasers in the subscription offering and the community offering will be filled in full.  All valid stock orders submitted by eligible purchasers in the syndicated community offering will be filled according to the allocation procedures disclosed in First Seacoast Bancorp, Inc.’s Prospectus dated November 14, 2022, as supplemented by the Prospectus Supplement dated December 21, 2022.

First Seacoast Bancorp, Inc.’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering and the community offering, and interest checks, on or about January 20, 2023.

As part of the conversion transaction, each outstanding share of First Seacoast Bancorp common stock owned by the public stockholders of First Seacoast Bancorp (stockholders other than First Seacoast Bancorp, MHC) as of the closing date will be converted into shares of First Seacoast Bancorp, Inc. common stock based on an exchange ratio of 0.8358 shares of First Seacoast Bancorp, Inc. common stock for each share of First Seacoast Bancorp common stock.  Cash will be issued in lieu of a fractional share of First Seacoast Bancorp, Inc. common stock based on the offering price of $10.00 per share.

AST expects to mail DRS Book-Entry statements for shares of First Seacoast Bancorp, Inc. common stock issued in exchange for shares of First Seacoast Bancorp common stock, plus checks for cash in lieu of fractional shares, on or about January 20, 2023.  First Seacoast Bancorp stockholders who hold their shares in street name through a broker will receive their shares of First Seacoast Bancorp, Inc. common stock and cash in lieu of fractional shares within their accounts automatically.

Upon the completion of the conversion and stock offering, approximately 5,077,492 shares of First Seacoast Bancorp, Inc. common stock are expected to be outstanding before adjustment for fractional shares.

Eligible purchasers in the subscription offering, the community offering and/or the syndicated community offering may contact the Stock Information Center at 1-(877) 892-9472 (toll-free) if they have any questions regarding their stock orders.  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, except bank holidays.  In addition, beginning on January 18, 2023, eligible purchasers in the subscription offering and the community offering may confirm their stock orders online at https://allocations.kbw.com.

Luse Gorman, PC has acted as legal counsel to the First Seacoast Bancorp, Inc. and First Seacoast Bancorp.  Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for First Seacoast Bancorp, Inc. in subscription offering and the community offering and as sole manager in the syndicated community offering.  Breyer & Associates PC has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.
About First Seacoast Bank
First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire.  First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.
Legal Disclosures
The shares of common stock of First Seacoast Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

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